Exhibit 10.6
Neutron Holdings, Inc.
May 21, 2026
Wayne Ting
By email
Re: Amended and Restated Offer Letter
Dear Wayne:
You and Neutron Holdings, Inc. (the “Company”) are parties to an offer letter dated June 30, 2020 (the “Prior Offer Letter”) that sets forth the terms of your employment with the Company. This letter agreement sets forth the terms of your continued employment with the Company effective as of the date of this letter agreement, and, except as set forth herein, supersedes in its entirety the Prior Offer Letter. Effective as of the date of this letter agreement, the terms of your employment with the Company are as follows:
1.Position. You will continue to serve as the Company’s Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position based in the Company’s office located in San Francisco, California. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.
A.You hereby affirm your continuing obligations under the Confidential Proprietary Information and Invention Assignment Agreement that you previously entered into with the Company, as well as your obligation to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Company Handbook, as it may be amended from time to time.
B.By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company.
2.Salary. Effective March 1, 2026, you will receive an annual base salary of $560,000, which will be paid in in accordance with the Company’s standard payroll procedures, subject to required tax withholding and other authorized deductions (“Base Salary”). Your Base Salary may be adjusted from time to time by the Company in its sole discretion.
3.Bonus. Effective March 1, 2026, you will be eligible for a target bonus at 100% of your Base Salary.
4.Equity Compensation. You will be eligible to be granted equity awards under the Company’s 2026 Incentive Award Plan from time to time as determined in the sole discretion of the Board or its compensation committee.

5.Severance. You will continue to be eligible for the following severance benefits in the event of your Termination without Cause or your Resignation for Good Reason, other than in connection with a Change in Control, only if you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company (the “Release”). You must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 5:
(i)Salary Continuation: The Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
(ii)COBRA: If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the six-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
For purposes of this Section 5, the following definitions shall apply:
•“Cause” shall mean your (a) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or an affiliate thereof; (b) material act of dishonesty, intentional misconduct or material breach of any agreement with the Company or an affiliate thereof; or (c) conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.
•“Change in Control” shall mean means a change in ownership or control of the Company effected through any of the following events: (a) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board of Directors (the “Board”) will not be considered a Change in Control; or (b) if the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the

Board prior to the date of the appointment or election; provided, however, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or (c) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of the foregoing, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets). Further, a transaction will not constitute a Change in Control if its sole purpose is to: (x) change the jurisdiction of the Company’s incorporation, or (y) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
•“Resignation for Good Reason” shall mean a Separation as a result of your resignation after the occurrence without your written consent of a change in your position with the Company that materially reduces your duties, level of authority or responsibility; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not alone constitute a Resignation for Good Reason. A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.
•“Separation” shall mean a “separation from service,” as defined in Treas. Reg. §1.409A-1(h), without regard to any permissible alternative definition thereunder.
•“Termination without Cause” shall mean Separation as a result of a termination of your employment by the Company without Cause.
Upon a termination in connection with a Change in Control, in lieu of the severance benefits set forth above, you will be eligible for severance benefits under the Company’s Executive Severance Plan, subject to the terms and conditions thereof.
6.Benefits. The Company will provide you with the benefits that the Company may, from time to time, in its sole discretion offer to employees. The Company currently offers a full range of benefits for you and your qualified dependents.

7.Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.
8.Employment Relationship. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company (other than you).
9.Miscellaneous. This agreement is the parties’ entire agreement on this topic, superseding any prior or contemporaneous agreements regarding the same (including, without limitation, the Prior Offer Letter). Any amendments to this letter agreement must be in writing. Failure to enforce any of the provisions of this agreement will not constitute a waiver. This agreement is governed by the laws of California, excluding its conflict-of-laws principles. The exclusive venue for any dispute relating to this agreement shall be in San Francisco, California.
(signature page follows)

To indicate your agreement to the terms set forth in this letter agreement, please sign and date this letter agreement in the space provided below and return it to me at your earliest convenience.

Very truly yours,

NEUTRON HOLDINGS, INC.

	By:	/s/ Susie Giordano
Susie Giordano
Chief Legal Office and Corporate Secretary

AGREED AND ACCEPTED:

/s/ Wayne Ting
Wayne Ting
Signature Page to Amended and Restated Offer Letter